EXHIBIT 99




CNF
3240 HILLVIEW AVENUE, PALO ALTO, CA 94304-1297
(650) 494-2900

NEWS RELEASE

                                                                      Contacts:

                                                    Investors-Patrick Fossenier
                                                                 (650) 813-5353


                                                         Media -- Nancy Colvert
                                                                 (650) 813-5336
                                                                 (415) 215-5545



                  CNF INC. REPORTS 17 PERCENT INCREASE IN
                   INCOME FROM CONTINUING OPERATIONS  --
                        REVENUES UP 16 PERCENT

        PALO ALTO, Calif. - Oct. 25, 2004 -- CNF Inc. (NYSE:CNF) today reported third-quarter 2004 after-tax income from continuing operations of $39.8 million, 72 cents per diluted share (after preferred stock dividends), and after-tax income from discontinued operations of $4.4 million, 8 cents per diluted share.

        This compares with third-quarter 2003 after-tax income from continuing operations of $35.1 million, 64 cents per diluted share, and a net loss from discontinued operations of $10.3 million, 18 cents per diluted share.

        CNF reported a net loss to common shareholders for third-quarter 2004 of $216.2 million, or $3.90 per diluted share, compared with net income to common shareholders of $24.8 million, or 46 cents per diluted share, in the third quarter of 2003. The third-quarter 2004 net loss to common shareholders was primarily due to a $260.5 million after-tax impairment charge, $4.70 per diluted share, from the planned sale of Menlo Worldwide Forwarding. This number is subject to adjustment at closing.

        On Oct. 5, CNF announced an agreement to sell its Menlo Worldwide Forwarding unit to UPS for $150 million in cash and the assumption of $110 million of debt. The company expects the sale to close by the end of the year. Not included in the sale were Menlo Worldwide Logistics, Vector SCM,
Con-Way Transportation Services and Road Systems. CNF is reporting the results of its Forwarding operations as discontinued operations in both 2003 and 2004.

        Income from continuing operations now includes CNF corporate expense previously allocated to the Menlo Worldwide Forwarding unit of $2.8 million, 3 cents per diluted share, in third-quarter 2004 and $3.1 million, 3 cents per diluted share, in third-quarter 2003.

        Total revenue for the third quarter of 2004 was $973.6 million, up 16 percent from $837.4 million in third-quarter 2003. Operating income from continuing operations was $78.4 million in third-quarter 2004, up 15 percent from $68.3 million in the same period of 2003.

        For the first nine months of 2004, the company reported after-tax income from continuing operations of $101.1 million, $1.83 per diluted share (after preferred stock dividends), and an after-tax net loss from discontinued operations of $257.4 million, $4.55 per diluted share. This compares with after-tax income from continuing operations of $77.7 million, $1.44 per diluted share, and an after-tax net loss from discontinued operations of $20.7 million, 36 cents per diluted share, for the same period of 2003.

        For the first nine months of 2004, CNF reported a net loss to common shareholders of $156.3 million, $2.72 per diluted share, compared with net income of $57.0 million, $1.08 per diluted share, for the first nine months of 2003.

        Total revenue for the first nine months of 2004 was $2.74 billion, up 15 percent from $2.40 billion in the same period of 2003. Operating income from continuing operations was $205.2 million in the first nine months of 2004, up 29 percent from $159.7 million in the same period of 2003.

        "The announced sale of Menlo Worldwide Forwarding to UPS obviously was a significant event for shareholders," said CNF Chairman and Chief Executive Officer W. Keith Kennedy. "Not to be overlooked is the solid performance of our continuing operations - Con-Way, Menlo Worldwide Logistics and Vector SCM. Con-Way in particular had strong results with 19 percent growth in revenue and a 31 percent increase in operating income."

        CNF's effective tax rate for continuing operations in the third quarters of 2003 and 2004 was 39 percent.


Con-Way Transportation Services

For the third quarter of 2004, Con-Way Transportation Services reported:
        - operating income of $70.6 million, up 31 percent from $53.9 million in the year-ago period. Operating income includes an additional allocation of CNF corporate expenses of $2.4 million in third-quarter 2004 and $2.7 million in third-quarter 2003, that was previously allocated to Menlo Worldwide Forwarding.
        -   revenue of $684.8 million, up 19 percent from third-quarter 2003.
        - regional carrier tonnage per day was up 13.8 percent compared to the prior year quarter.
        - regional carrier yield increased 3.5 percent from the prior year quarter.
        - the regional carrier group achieved an operating ratio of 88.4, excluding the additional corporate expense, compared to 89.1 in third-quarter 2003.


Menlo Worldwide

For the third quarter of 2004, Menlo Worldwide reported:
        - operating income of $8.5 million compared with $15.3 million in third-quarter 2003.

For the third quarter of 2004, Menlo Worldwide Logistics reported:
        - operating income of $5.8 million compared to $6.5 million in third-quarter 2003. Operating income includes an additional allocation of CNF corporate expenses of $400,000 in the third quarters of 2004 and 2003 that was previously allocated to Menlo Worldwide Forwarding.
        -   revenue of $286.8 million, up 9 percent from third-quarter 2003.

Menlo Worldwide Other, which consists of the results of Vector SCM, reported operating income of $2.7 million compared with $8.8 million in third-quarter 2003. The 2003 quarter included $3.5 million of additional revenue and operating income due to contract amendments.


Other

CNF's "other" operations, which include the results of Road Systems and corporate activities, reported an operating loss of $635,000 in the third quarter of 2004.


Fourth-Quarter Outlook

Fourth-quarter diluted earnings per share from continuing operations are expected to be between 62 cents and 72 cents including approximately 4 cents of corporate expense previously allocated to Menlo Worldwide Forwarding. Discontinued operations are expected to show a per share profit in the low single digits subject to the timing of the closing of the sale.

CNF's tax rate is expected to be 39 percent in the fourth quarter.


Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of additional unusual charges and other costs and expenses related to Menlo Worldwide's forwarding operations, the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the February 2000 crash of an EWA aircraft and related litigation, matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, matters relating to CNF's defined benefit pension plans, and matters related to the pending sale of Menlo Worldwide Forwarding. The factors included herein and in Item 7 of CNF's 2003 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.


Conference Call

CNF will host a conference call for shareholders and the investing community to discuss third-quarter results at 12:00 p.m. Eastern Daylight Time
(9:00 a.m. Pacific) today, October 25.  The call can be accessed by dialing
(800)700-7860 or (612) 332-0530 (for international callers only) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live web cast at www.streetevents.com and in the investor relations section of the CNF web site at www.cnf.com. An audio replay will be available for 48 hours following the call at (800) 475-6701, or (320) 365-3844 (for international callers only) using access code 744533. The replay will also be available at the same webcasting sites providing access to the live call.

Investors may obtain additional operating data from CNF's Consolidated Financial Summaries, which will be posted on the investor relations section of the CNF web site at www.cnf.com later today.

CNF (NYSE:CNF) is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

                                ###


                                             CNF INC.
                                 STATEMENTS OF CONSOLIDATED INCOME
                          (Dollars in thousands except per share amounts)


                              Three Months Ended        Nine Months Ended
                                  September 30,            September 30,
                          ------------------------   ------------------------
                              2004          2003        2004          2003
                          -----------  -----------   ----------   -----------
REVENUES                    $973,619     $837,361    $2,744,921   $2,396,520

Costs and Expenses
  Operating expenses         779,984      657,379     2,196,724    1,909,648
  Selling, general and
    administrative
    expenses                  88,751       86,113       266,084      250,979
  Depreciation                26,449       25,558        76,951       76,240
                          -----------  -----------   -----------  -----------
                             895,184      769,050     2,539,759    2,236,867
                          -----------  -----------   -----------  -----------
OPERATING INCOME              78,435       68,311       205,162      159,653

Other expense, net            (9,723)      (7,432)      (29,460)     (22,184)
                          -----------  -----------   -----------  -----------
Income before Taxes           68,712       60,879       175,702      137,469
Income Tax Provision          26,798       23,743        68,524       53,613
                          -----------  -----------   -----------  -----------
Income from Continuing
  Operations                  41,914       37,136       107,178       83,856
                          -----------  -----------   -----------  -----------
Loss from Discontinuance,
  net of tax                (260,490)          -       (260,490)          -
Income (Loss) from
  Discontinued Operations,
  net of tax                   4,444      (10,315)        3,114      (20,711)
                          -----------  -----------   -----------  -----------
                            (256,046)     (10,315)     (257,376)     (20,711)

Net Income (Loss)           (214,132)      26,821      (150,198)      63,145

  Preferred Stock
    Dividends                  2,075        2,030         6,119        6,125
                          -----------  -----------   -----------  -----------
NET INCOME (LOSS)
 APPLICABLE TO
 COMMON SHAREHOLDERS       $(216,207)     $24,791     $(156,317)     $57,020
                          ===========  ===========   ===========  ===========
Weighted-Average Common
  Shares Outstanding
    Basic                 50,670,398   49,549,338    50,150,987   49,480,305
    Diluted [a]           55,408,636   56,641,421    56,527,092   56,634,040

Earnings Per Common
 Share
  Basic
   Net income from
    continuing operations      $0.79        $0.71         $2.02        $1.57
     Loss from
      discontinuance,
      net of tax               (5.15)          -          (5.20)          -
   Income (Loss) from
    Discontinued
      Operations                0.09        (0.21)         0.06        (0.42)
                          -----------  -----------   -----------  -----------
                              $(4.27)       $0.50        $(3.12)       $1.15
                          ===========  ===========   ===========  ===========

  Diluted [a]
   Net income from
    continuing operations      $0.72        $0.64         $1.83        $1.44
   Loss from
    discontinuance, net
    of tax                     (4.70)          -          (4.61)          -
   Income (Loss) from
    Discontinued
    Operations                  0.08       (0.18)          0.06        (0.36)
                          -----------  -----------   -----------  -----------
                              $(3.90)      $0.46         $(2.72)       $1.08
                          ===========  ===========   ===========  ===========

OPERATING SEGMENTS

REVENUES
 Con-Way Transportation
  Services                  $684,775     $574,608    $1,936,224   $1,635,183
 Menlo Worldwide
  Logistics                  286,847      262,663       805,494      761,212
 CNF Other                     1,997           90         3,203          125
                          -----------  -----------   -----------  -----------
                            $973,619     $837,361    $2,744,921   $2,396,520
                          ===========  ===========   ===========  ===========
OPERATING INCOME (LOSS)
 Con-Way Transportation
  Services                   $70,607      $53,909      $181,702     $129,213
 Menlo Worldwide
  Logistics                    5,764        6,477        17,794       18,004
 Other                         2,699        8,810         8,079       15,358
                          -----------  -----------   -----------  -----------
                               8,463       15,287        25,873       33,362
                          -----------  -----------   -----------  -----------
 CNF Other                      (635)        (885)       (2,413)      (2,922)
                          -----------  -----------   -----------  -----------
                             $78,435      $68,311      $205,162     $159,653
                          ===========  ===========   ===========  ===========

[a] The three months ended September 30, 2004 include the dilutive effect of stock options and Series B preferred stock. All other periods presented include the dilutive effect of stock options, Series B preferred stock, and convertible subordinated debentures, which were redeemed on June 1, 2004.




                                             CNF INC.
                                     CONDENSED BALANCE SHEETS
                                      (Dollars in thousands)


                                  September 30,            December 31,
                                      2004                    2003
                               ------------------      ------------------
ASSETS
 Current assets                      $1,218,040                $850,846
 Current assets of
  discontinued operations               528,935                 478,388
 Property, plant and
  equipment, net                        854,516                 817,951
 Other assets                           100,058                 176,854
 Non-current assets of
  discontinued operations               169,198                 442,234
                               ------------------      ------------------
    Total Assets                     $2,870,747              $2,766,273
                               ==================      ==================

LIABILITIES AND
SHAREHOLDERS' EQUITY
 Current liabilities                   $708,466                $513,266
 Current liabilities of
  discontinued operations               322,108                 308,884
 Long-term debt and guarantees          602,520                 554,981
 Other long-term liabilities
  and deferred credits                  341,089                 365,112
 Long-term liabilities of
  discontinued operations               198,077                 205,222
 Shareholders' equity                   698,487                 818,808
                                ------------------      ------------------
    Total Liabilities and
     Shareholders' Equity            $2,870,747              $2,766,273
                                ==================      ==================